Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VICTORY ELECTRONIC CIGARETTES CORPORATION,

VCIG LLC,

FIN ELECTRONIC CIGARETTE CORPORATION, INC.

and

ELLIOT B. MAISEL,

as REPRESENTATIVE

Dated as of February 12, 2014

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of February 12, 2014, by and among Victory Electronic Cigarettes Corporation, a Nevada corporation (“Parent”), VCIG LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), FIN Electronic Cigarette Corporation, Inc., a Delaware corporation (the “Company”) and Elliot B. Maisel, only as representative of the Shareholders in accordance with the terms herein (the “Representative”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the respective Boards of Directors or Managers, as applicable, of Parent, Merger Sub, and the Company have determined that it is in the best interest of each company and their respective stockholders and members, as applicable, to consummate the merger transaction provided for herein in which the Company would merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors or Managers, as applicable, of Parent, Merger Sub, and the Company have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the General Corporation Law of the State of Delaware (the “DGCL”), and their respective charter documents;

WHEREAS, each of Parent, Merger Sub, and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof; and

WHEREAS, for federal income tax purposes, this Agreement contemplates a tax free merger of the Company with and into Merger Sub in a reorganization pursuant to Section 368(a)(1)(A) of the Code in which the Shareholders will receive the consideration set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DGCL, the Company shall be merged with and into Merger Sub at the Effective Time of the Merger (as defined in Section 1.3).  Also at the Effective Time, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity (the “Surviving Entity”) and FIN Branding Group, LLC, an Illinois limited liability company and wholly-owned subsidiary of the Company (the “Company Subsidiary”) shall continue as a wholly-owned subsidiary of the Surviving Entity.

1.2. Closing.  Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Merger (the “Closing”) shall take place on the later of (i) March 3, 2014 or (ii) the date upon which the conditions to Closing set forth in Article V of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of any such conditions) or at such other time, date or location as the parties hereto agree.  The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.”  At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments and take the other actions required hereunder, including, without limitation, the payment and issuance, as applicable, by Parent of the Merger Consideration to the Shareholders as described in Section 2.2 and the payment by Parent of the other payments described in Section 6.10.

1.3. Effective Time of the Merger.  Subject to the provisions of this Agreement, at the Closing, the parties hereto shall (a) cause a certificate of merger in substantially the form of Exhibit B (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, as provided in Section 209 of the DLLCA and (b) take all such other and further actions as may be required by the DLLCA, the DGCL or other applicable Law to make the Merger effective.  The Merger shall become effective as of the date and time of the filing of the Delaware Certificate of Merger or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger in accordance with relevant provisions of the DLLCA and the DGCL.  The date and time of such effectiveness are referred to herein as the “Effective Time.”

1.4. Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of the Company shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

1.5. Directors and Officers.  The managers, directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers, directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death resignation or removal in accordance with the operating agreement of the Surviving Entity.

1.6. Tax Matters.  Parent, Merger Sub and the Company intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and for this Agreement to be a plan of reorganization within the meaning of Section 354 and Section 361 of the Code and hereby adopt this Agreement as a plan of reorganization.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY AND MERGER SUB

2.1. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any holder of capital stock of Parent, holder of ownership interests in Merger Sub or holder of Company Stock:

(a) Shares of Capital Stock of the Company.  Each share of the Company’s common stock, par value $0.01 per share (the “Company Stock”) issued and outstanding prior to the Effective time will be converted into the right to receive one hundred (100) shares (the “Exchange Ratio”) of the Parent Common Stock (the “Merger Consideration”).

(b) Membership Interests of the Merger Sub.  Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become an equal amount of membership interest of the Surviving Entity.

2.2. Merger Consideration; Other Payments.  Simultaneously with the Closing, (a) Parent shall issue such number of shares of the Parent Common Stock to the Shareholders as described in Section 2.1 as the Merger Consideration, and as further described on Schedule 2.2, and (b) Parent shall make the payments and issue the promissory notes as described in Section 6.10.

2.3. No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued and any fractions shall be rounded up to the nearest whole share.

2.4. Dissenting Members; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, the Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the consideration describe herein, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become the right to receive the consideration described herein.  The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Company Stock.

2.5. Additional Actions.  If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or Assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in the Surviving Entity or otherwise carry out the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, and are to be taken as relating to the representations and warranties of the Company as a whole, notwithstanding the fact that the Company Disclosure Schedule is arranged by Sections corresponding to the Sections in this Agreement or that a particular Section of this Agreement makes reference to a specific Section of the Company Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Company Disclosure Schedule (For purposes of the representations and warranties contained in this Article III, the “Company” shall refer to each of the Company and the Company Subsidiary, except for Sections 3.1, 3.2, 3.3, 3.4 and 3.18, where the “Company” shall refer exclusively to the Company):

3.1. Organization.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.  The Company Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Illinois and has full limited liability company power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of the Company and the Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its respective business or its respective ownership or leasing of its respective properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to Parent true and complete copies of the Company’s Certificate of Incorporation and the Company’s Bylaws and the Company Subsidiary’s Articles of Organization and the Company Subsidiary’s Operating Agreement (collectively, the “Company Organizational Documents”).

3.2. Subsidiaries.  The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any entity other than the Company Subsidiary, and the Company Subsidiary does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any entity.

3.3. Capitalization.  The authorized capital stock of the Company consists of 100,000 shares of common stock, par value $0.01, of which 100,000 shares are issued and outstanding and set forth on Schedule 3.3(a).  Except as set forth on Schedule 3.3(b), there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, Contracts, or other arrangements of any kind to which the Company is a party or by which it is bound (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any Company Share of or other equity interest in the Company or (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, Contract, or other arrangement with respect to equity interests of the Company.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Stock of the Company, except as set forth in the Company Organizational Documents.  Except as set forth on Schedule 3.3(b) and other than the Company Organizational Documents, there are no stockholder agreements, voting agreements or other similar agreements with respect to the Company Stock to which the Company is a party or between or among any of the Shareholders.  The Company owns all of the equity interests of the Company Subsidiary.

3.4. Authority; Execution and Delivery; Enforceability.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and, other than obtaining the requisite vote of the Shareholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions contemplated hereby.  This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, subject to bankruptcy, insolvency and similar Laws relating to creditors’ rights and to general equity principles.

3.5. No Conflicts; Consents.

(a) Except as set forth on Schedule 3.5, the execution and delivery by the Company of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Organizational Documents, (ii) any material Contract to which the Company is a party or by which any of its properties or assets are bound or (iii) other than the filings under state “blue sky” securities laws, any material order or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) To the Company’s Knowledge, no consent of, or registration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company as a result of the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filings under state “blue sky” securities laws and the filings with the Secretary of State of Delaware to effect the Merger, as may be required in connection with this Agreement and the Transactions.

3.6. Taxes.

(a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects, as of the date hereof (including any valid extensions thereof), except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise due and payable as of the date hereof, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has not received any written notice that there are any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction as of the date hereof.

(b) No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and except as set forth on Schedule 3.6(b), no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company.  The Company is not bound by any agreement with any Governmental Entity with respect to unpaid Taxes.

3.7. Benefit Plans.  Except as set forth on Schedule 3.7, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan providing benefits to any current or former employee, officer or director of the Company (collectively, the “Company Benefit Plans”).  Other than as set forth in Schedule 3.7, as of the date of this Agreement, there are not any severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

3.8. ERISA Compliance.  Except as set forth on Schedule 3.8, the Company does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Company Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of the Company.

3.9. Litigation.  Except as set forth on Schedule 3.9, there is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Transactions or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company, nor to the Knowledge of the Company, any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.10. Compliance with Applicable Laws.  Except as set forth on Schedule 3.10, the Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has not received any written communication during the two years preceding the date of this Agreement from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable Law.  The Company possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  This Section 3.10 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.11. Brokers.  Except as set forth on Schedule 3.11, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.12. Contracts.  Except as set forth on Schedule 3.12, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company taken as a whole.  Except as set forth on Schedule 3.12, to the Knowledge of the Company, the Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13. Properties.  Except as set forth on Schedule 3.13, the Company has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens, except for Permitted Liens.  The Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, subject to bankruptcy, insolvency and similar Laws relating to creditors’ rights and to general equity principles.  The Company enjoys peaceful and undisturbed possession of the applicable real property under and in accordance with all such material real property leases.

3.14. Intellectual Property.  The Company owns, or has validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Company.  Except as set forth on Schedule 3.14, there are no claims pending or, to the Knowledge of the Company, threatened, that the Company is infringing the rights of any person with regard to any Intellectual Property Right.  Schedule 3.14 contains an exclusive list of all intellectual property registered with a Governmental Entity that is either owned by the Company or for which the Company enjoys valid, in-force license agreements to use such intellectual property, other than any computer software or program available generally through retail merchants, otherwise subject to “shrink-wrap” or “click-through” license agreements or pre-installed in computer hardware.

3.15. Labor Matters.  There is no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound.  No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company.

3.16. Insurance.  Schedule 3.16 contains a description of each insurance policy maintained by the Company with respect to its properties, assets and businesses setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefore and an indication whether such policy is on a “claims made” or “occurrence” basis, and to the Knowledge of the Company, each such policy is in full force and effect as of the Closing.  To the Knowledge of the Company, it is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage.  Except as set forth on Schedule 3.16, the Company does not have any self-insurance or co-insurance programs.

3.17. Foreign Corrupt Practices.  Neither the Company, nor to the Company’s Knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.18. Financial Statements; Inventory; Accounts Receivable;

(a) The Company has delivered to Parent the Company Subsidiary’s audited financial statements for the period ended December 31, 2012, and unaudited financial statements for the period ended on the Company Balance Sheet Date (the “Company Financial Statements”).  Except as set forth in Schedule 3.18(a), the Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles and fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein, except that the unaudited Company Financial Statements are subject to typical year-end adjustments and lack footnotes and other presentation items otherwise required by U.S. generally accepted accounting principles.  Since the date of its formation, the Company has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder, matters ancillary hereto and matters related to the ownership of the equity interests of the Company Subsidiary.

(b) Except as set forth in the Company Financial Statements or Schedule 3.18(b), the Company Subsidiary does not have any material liabilities or obligations (whether contingent or otherwise), arising out of any of the operations of the Company Subsidiary prior to the Effective Time, other than (a) liabilities incurred in the ordinary course of business subsequent to the Company Balance Sheet Date, (b) obligations under contracts and commitments incurred in the ordinary course of business, and (c) liabilities and obligations not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in each case, individually and in the aggregate, would not be reasonably expected to result in a Company Material Adverse Effect.

(c) Attached hereto as Schedule 3.18(c) is a list of the Company Subsidiary’s inventory as of February 1, 2014.  Except as set forth on Schedule 3.18(c), all of the Company Subsidiary’s inventory consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice.

(d) Attached hereto as Schedule 3.18(d) is a list of the Company Subsidiary’s accounts receivable as of February 1, 2014.  Except as set forth in Schedule 3.18(d), all of the Company Subsidiary’s accounts receivable are valid receivables arising in the ordinary course of business.

3.19. Transactions With Affiliates and Employees.  Except as set forth on Schedule 3.19, none of the Shareholders, officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.20. Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21. Absence of Certain Changes or Events.  From the Company Balance Sheet Date to the date of this Agreement, the Company has conducted its business only in the ordinary course, and other than as set forth in Schedule 3.21, during such period there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(b) any intentional waiver or compromise by the Company of a valuable right it possesses under a material contract or of a material debt owed to it, other than in the ordinary course of business;

(c) any discharge of any lien, claim, or encumbrance, except in the ordinary course of business and the discharge of which would not have a Company Material Adverse Effect;

(d) any material change to a material Contract by which the Company or any of its assets is bound or subject, other than in the ordinary course of business;

(e) any material change in any compensation arrangement or agreement with any executive officer or director, other than in the ordinary course of business;

(f) any resignation or termination of employment of any executive officer of the Company;

(g) any mortgage, pledge, transfer of a security interest in or lien created by the Company with respect to any of its material properties or assets, except Permitted Liens;

(h) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) other than distributions for taxes of the members of the Company Subsidiary in accordance with the Company Organizational Documents, any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity interests, or any direct or indirect redemption, purchase, or other acquisition of any of such equity interests by the Company;

(j) any material change in the Company’s method of accounting or the identity of its auditors;

(k) any issuance of equity securities to any officer, director or Affiliate of the Company; or

(l) any arrangement or commitment by the Company to do any of the things described in this Section 3.21.

3.22. Information Supplied.  No representation or warranty by the Company in this Article III and no statement contained in the Company Disclosure Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.23. Warranties.  Except as set forth in Schedule 3.23, since May 31, 2011, the Company has not been notified in writing of any claims for, and the Company has no Knowledge of any threatened claims for, any extraordinary product returns, warranty obligations or product services relating to any of its products or services, and there have been no product recalls or seizures with respect to any products manufactured, sold or delivered by the Company.  The Company currently maintains the product recall and product liability insurance described on Schedule 3.16.

3.24. Bank Accounts.  Schedule 3.24 attached hereto lists all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

3.25. Customers and Suppliers.  Schedule 3.25 attached hereto sets forth (a) a list of the top ten (10) customers of the Company (by dollar amount of sales to such customers) (each, a “Material Customer”) and (b) a list of the top ten (10) suppliers of the Company (by dollar amount of purchases from such suppliers) (each, a “Material Supplier”), for the calendar year ended December 31, 2013.  Except as set forth on Schedule 3.25, the Company has not received any written notice from any Material Customer of the Company to the effect that any such Material Customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Except as set forth on Schedule 3.25, the Company has not received any written notice from any Material Supplier to the Company to the effect that any such Material Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure schedules delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, and are to be taken as relating to the representations and warranties of Parent and Merger Sub as a whole, notwithstanding the fact that the Parent Disclosure Schedule is arranged by Sections corresponding to the Sections in this Agreement or that a particular Section of this Agreement makes reference to a specific Section of the Parent Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Parent Disclosure Schedule (For purposes of the representations and warranties contained in this Article IV, “Parent” shall refer to each of Parent and each Parent Subsidiary, including Merger Sub, except for Sections 4.1, 4.2, 4.3 and 4.4, where “Parent” shall refer exclusively to Parent):

4.1. Organization and Good Standing.  Parent is duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.  Parent is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has delivered to the Company true and complete copies of Parent’s Articles of Incorporation, By-laws and other organizational documents as necessary, in each case as amended through the date of this Agreement (the “Parent Organizational Documents”), and Merger Sub’s Certificate of Formation and Operating Agreement in each case as amended through the date of this Agreement (the “Merger Sub Organizational Documents”).

4.2. Subsidiaries.  Schedule 4.2 sets forth each wholly owned or partially owned subsidiary of Parent (each a “Parent Subsidiary”) and the jurisdiction in which each Parent Subsidiary is organized.  Except as set forth on Schedule 4.2, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any entity.  Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate or limited liability company, as applicable, power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to constitute a Parent Material Adverse Effect.  Each Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has delivered to the Company true and complete copies of each Parent Subsidiary’s articles of association, by-laws and other organizational documents as necessary, in each case as amended through the date of this Agreement.

4.3. Capitalization.  The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.001, of which 61,287,204 is issued and outstanding.  Parent has reserved 10,000,000 shares of Parent Common Stock for issuance to officers, directors, employees and consultants of Parent pursuant to its Stock Plan duly adopted by Parent and its Board of Advisors and approved by Parent shareholders (collectively, the “Parent Stock Plan”).  Of such reserved shares of Parent Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 6,825,000 shares have been granted and are currently outstanding, and 675,000 shares of Parent Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Parent Stock Plan.  All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any other similar right.  Other than pursuant to the Parent Stock Plan and as disclosed on Schedule 4.3, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts, or other arrangements of any kind to which Parent is a party or by which it is bound (a) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in Parent, or (b) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, Contract, or other arrangement with respect to the capital stock of Parent.  As of the date of this Agreement, there are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Parent’s capital stock to which Parent is a party or between or among any of Parent’s stockholders.

4.4. Authority; Execution and Delivery; Enforceability.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized and approved by the Board of Directors of Parent and the sole member of Merger Sub and no other corporate or limited liability company, as applicable, proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with the terms hereof, subject to bankruptcy, insolvency and similar Laws relating to creditors’ rights and to general equity principles.

4.5. No Conflicts; Consents.

(a) Except as set forth on Schedule 4.5, the execution and delivery by the Company of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Organizational Documents, (ii) any material Contract to which the Company is a party or by which any of its properties or assets are bound or (iii) other than the filings under state “blue sky” securities laws, any material order or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) To the Parent’s Knowledge, no consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent as a result of the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6. Taxes.

(a) Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, as of the date hereof (including any valid extensions thereof) except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise due and payable as of the date hereof, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has not received notice that there are any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction as of the date hereof.

(b) The Parent Financial Statements reflect an adequate reserve for all Taxes payable by Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent.  Parent is not bound by any agreement with any Governmental Entity with respect to unpaid Taxes.

4.7. Benefit Plans.  Except as set forth on Schedule 4.7, Parent does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, providing benefits to any current or former employee, officer or director of Parent (collectively, the “Parent Benefit Plans”).  Other than as set forth on Schedule 4.7, as of the date of this Agreement, there are no severance or termination agreements or arrangements between Parent and any current or former employee, officer or director of Parent, nor does Parent have any general severance plan or policy.

4.8. ERISA Compliance.  Except as set forth on Schedule 4.8, Parent does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

4.9. Litigation.  Except as set forth on Schedule 4.9, there is no Action pending or to the Parent’s Knowledge, threatened against Parent, any Parent Subsidiary or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Transactions or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.  Neither Parent nor to the Knowledge of Parent, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10. Compliance with Applicable Laws.  Except as set forth on Schedule 4.10, Parent is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has not received any written communication during the two years preceding the date of this Agreement from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable Law.  Parent possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11. Brokers.  Except as set forth on Schedule 4.11, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

4.12. Contracts.  Except as set forth on Schedule 4.12, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Parent taken as a whole.  Except as set forth on Schedule 4.12, to the Knowledge of Parent, Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

4.13. Properties.  Parent does not own any real property.  Schedule 4.13 sets forth all properties which Parent rents or leases in conjunction with its businesses.  Except as set forth on Schedule 4.13, Parent has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which Parent has leasehold interests, are free and clear of all Liens, except for Permitted Liens.  Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, subject to bankruptcy, insolvency and similar Laws relating to creditors’ rights and to general equity principles.  Parent enjoys peaceful and undisturbed possession of the applicable real property under and in accordance with all such material real property leases.

4.14. Intellectual Property.  Parent owns, or has validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of Parent.  Except as set forth on Schedule 4.14, there are no claims pending or to the knowledge of Parent, threatened, that Parent is infringing the rights of any person with regard to any Intellectual Property Right.  Schedule 4.14 contains an exclusive list of all intellectual property registered with a Governmental Entity that is either owned by Parent or for which Parent enjoys valid, in-force license agreements to use such intellectual property, other than any computer software or program available generally through retail merchants, otherwise subject to “shrink-wrap” or “click-through” license agreements or pre-installed in computer hardware.

4.15. Labor Matters.  There is no collective bargaining or other labor union agreements to which Parent is a party or by which it is bound.  No material labor dispute exists or, to the best Knowledge of Parent, is imminent with respect to any of the employees of Parent.

4.16. Insurance.  Schedule 4.16 contains a description of each insurance policy maintained by the Company with respect to its properties, assets and businesses setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefore and an indication whether such policy is on a “claims made” or “occurrence” basis, and to the Knowledge of Parent, each such policy is in full force and effect as of the Closing.  To the Knowledge of Parent, it is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage.  Except as set forth on Schedule 4.16, the Company does not have any self-insurance or co-insurance programs.

4.17. Foreign Corrupt Practices.  To the best Knowledge of Parent, any director, officer, agent, employee or other person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent has not: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.18. Financial Statements; Liabilities.

(a) Parent has delivered to the Company its audited consolidated financial statements for the period ended December 31, 2012 and unaudited consolidated financial statements for the period ended December 31, 2013 (the “Parent Financial Statements”).  The Parent Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated in the United States.  The Parent Financial Statements fairly present in all material respects the financial condition and operating results of Parent, as of the dates, and for the periods, indicated therein.

(b) Parent does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2013 and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Parent Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Parent Material Adverse Effect.

(c) All of Parent’s and the Parent Subsidiaries’ inventory consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice.

(d) All of Parent’s and the Parent Subsidiaries’ accounts receivable are valid receivables arising in the ordinary course of business.

4.19. Transactions with Affiliates and Employees.  Except as set forth on Schedule 4.19, none of the officers or directors of Parent and, to the Knowledge of Parent, none of the employees of Parent is presently a party to any transaction with Parent (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20. Investment Company.  Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21. Absence of Certain Changes or Events.  Except as set forth on Schedule 4.21, from the date of the Parent Financial Statements to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period that has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(b) any waiver or compromise by Parent of a valuable right or of a material debt owed to it;

(c) any discharge of any lien, claim, or encumbrance, except in the ordinary course of business and the satisfaction or discharge of which would not have an Parent Material Adverse Effect;

(d) any material change to a material Contract by which Parent or any of its respective assets is bound or subject, other than in the ordinary course of business;

(e) any mortgage, pledge, transfer of a security interest in, or lien, created by Parent, with respect to any of its material properties or assets, except Permitted Liens;

(f) any loans or guarantees made by Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(g) any material change in Parent’s method of accounting or the identity of its auditors;

(h) any declaration or payment of dividend or distribution of cash or other property to Parent, or any purchase, redemption or agreements to purchase or redeem any Parent Common Stock;

(i) any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, except pursuant to the Parent Stock Plan, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(j) any arrangement or commitment by Parent to do any of the things described in this Section 4.21.

4.22. Information Supplied.  No representation or warranty by Parent or Merger Sub in this Article IV and no statement contained in the Parent Disclosure Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading..

4.23. Warranties.  Since September 30, 2013, Parent has not been notified in writing of any claims for, and Parent has no Knowledge of any threatened claims for, any extraordinary product returns, warranty obligations or product services relating to any of its products or services, and there have been no product recalls or seizures with respect to any products manufactured, sold or delivered by Parent.

4.24. Customers and Suppliers.  Except as set forth on Schedule 4.24, Parent has not received any written notice from any Material Customer of Parent to the effect that any such Material Customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from Parent (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Except as set forth on Schedule 4.24, Parent has not received any written notice from any Material Supplier to Parent to the effect that any such Material Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Parent (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.26. Merger Sub.  Merger Sub is a wholly-owned subsidiary of Parent and, since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.  Merger Sub is, and following the Merger the Surviving Entity will continue to be, a single-member limited liability company that is and will be treated as disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 1-301.7701-3(b)(1)(ii) for federal income tax purposes.

ARTICLE V

CONDITIONS TO CLOSING

5.1. Company Conditions Precedent.  The obligations of the Company to enter into and complete the Closing are subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company in writing:

(a) Representations and Covenants.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true in all respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case at and as of such date), except where the failure to be true, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect.  Parent and Merger Sub shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Parent shall have delivered to the Company a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Parent.

(c) Consents.  All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by Parent, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Parent Material Adverse Effect.  Additionally, Parent must receive consent from existing Parent debt holders to allow for the assumption by Parent and the Surviving Entity of the indebtedness of the Company owed to Wells Fargo Bank N.A.  (“Wells Fargo”) and a carve-out for Wells Fargo to maintain a senior secured position against the Company Subsidiary’s accounts receivable and inventory and a junior secured position against all of Parent’s assets post-Closing.

(d) Parent and Merger Sub Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of Parent’s board of directors in accordance with Parent’s Articles of Incorporation.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of Merger Sub’s member in accordance with Merger Sub’s Operating Agreement and the DLLCA.

(e) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Parent Financial Statements which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(f) Secretary’s Certificate.  Parent shall have delivered to the Company a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of Parent’s Article of Incorporation, Parent’s Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.  Merger Sub shall have delivered to the Company a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of Merger Sub’s Certificate of Formation, Operating Agreement and resolutions of its sole member approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(g) Good Standing Certificate.  Parent shall have delivered to the Company a certificate of good standing of the Company dated within five (5) Business Days of Closing issued by the Secretary of State of Nevada.

(h) Director Appointment; Board Observer.  Elliot Maisel shall have been appointed the Vice Chairman of the Board of Directors of Parent and entered into a Director Agreement with Parent, substantially in the form attached hereto as Exhibit C.  Parent shall have entered into an agreement granting Tom Gangle board observation rights and audit committee observation rights.

(i) Issuance of Merger Consideration.  Upon delivery by each Shareholder of a stock certificate representing such Shareholder’s number of shares of Company Stock, as described on Schedule 3.3(a), Parent shall deliver to each such Shareholder a stock certificate representing such Shareholder’s number of shares of Parent Common Stock, as determined pursuant to the Exchange Ratio and set forth on Schedule 2.2.

(j) Due Diligence.  The Company shall have completed and been satisfied, in its sole discretion, with the results of all of its business, accounting, legal and other due diligence of Parent and the Merger Sub.

(k) Transition Services.  Parent, on behalf of the Surviving Entity, and Gulf Distributing Services shall agree upon an amendment to the Company Subsidiary’s Transition Services Agreement (the “TSA”) with Gulf Distributing Services effective upon the Closing amending the TSA to extend the term for a period of up to 36 months following the Closing, provide for adjustment mechanisms to reflect any expanding of or changes in services provided thereunder and to provide for other terms typically found in a transition services agreement negotiated between third parties.

(l) Registration Rights Agreement.  Parent and each of the Shareholders shall have entered into the Registration Rights Agreement, which shall contain substantially identical terms and be consistent with Parent’s existing Registration Rights Agreement as reflected in its public filings (the “Registration Rights Agreement”), except that Parent must file a registration statement registering the shares being issued as the Merger Consideration (the “Registrable Securities”) within 30 days of receiving the Audited Financials.  Parent may file other registration statements prior to the registration statement for the Registrable Securities having been declared effective.  Additionally, Parent’s ability to file a registration statement for the Registrable Securities and have it declared effective in a timely manner may be subject to underwriter approval should Parent be involved in an underwritten public offering.

5.2. Parent and Merger Sub Conditions Precedent.  The obligations of Parent and Merger Sub to enter into and complete the Closing is subject, at the option of Parent and Merger Sub, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Parent or Merger Sub in writing:

(a) Representations and Covenants.  The representations and warranties of the Company contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case at and as of such date), except where the failure to be true, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect.  The Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.  The Company shall have delivered to Parent and Merger Sub a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

(c) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Company Material Adverse Effect.  In addition, without limitation, Company shall have obtained Wells Fargo consent to transfer the existing Credit and Security Agreement between the Company and Wells Fargo to Parent and Surviving Entity.

(d) Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Shareholders in accordance with the Company’s Bylaws and the DGCL.

(e) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Company Financial Statements which has had or is reasonably likely to cause a Company Material Adverse Effect.

(f) Secretary’s Certificate.  The Company shall have delivered to Parent a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the Company’s Certificate of Incorporation, the Company’s Bylaws, and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(g) Good Standing Certificate.  The Company and the Company Subsidiary shall have each delivered to Parent a certificate of good standing dated within five (5) Business Days of Closing issued by the Secretary of State of Delaware for the Company and by the Secretary of State of Illinois for the Company Subsidiary.

(h) Transition Services.  Parent, on behalf of the Surviving Entity, and Gulf Distributing Services shall agree upon an amendment to the TSA effective upon the Closing amending the TSA to extend the term for a period of up to 36 months following the Closing, provide for adjustment mechanisms to reflect any expanding of or changes in services provided thereunder and to provide for other terms typically found in a transition services agreement negotiated between third parties.

(i) Financing.  Parent shall have received the proceeds of a financing, in its sole discretion, in an amount sufficient to pay the Cash Pay-off due at Closing.

(j) Due Diligence.  Parent shall have completed and been satisfied, in its sole discretion, with the results of all of its business, accounting, legal and other due diligence.

(k) Registration Rights Agreement.  Parent and each of the Shareholders shall have entered into the Registration Rights Agreement.

(l) Assignment and Assumption Agreement.  The Company and the Shareholders shall have entered into the Assignment and Assumption Agreement.

ARTICLE VI

COVENANTS

6.1. Blue Sky Laws.  Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Shares in connection with this Agreement.

6.2. Public Announcements.  The Company and Parent will obtain each other’s written consent prior to issuing any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to obtaining such consent, except as may be required by applicable Law in which case the parties hereto shall notify each other prior to making any disclosure required by applicable Law.

6.3. Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. Continued Efforts.  From the date hereof until the earlier of the Closing or termination of this Agreement, each Party shall use commercially reasonable efforts to cooperate and take such commercially reasonable actions to cause the conditions to Closing set forth in Article V to be satisfied; provided, however, the foregoing shall not obligate any Party to waive any of its conditions to Closing.

6.5. No Solicitation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving either of the Company or Parent on one hand, and any third Person, on the other hand, or the acquisition or purchase of fifty percent (50%) or more of such Party’s assets or business, and any exchange offer that, if consummated, would result in a third Person beneficially owning fifty percent (50%) or more of voting interests of such Party.  For avoidance of doubt, the Company may continue to engage in discussions with any Person regarding the investing in or the financing of Parent that it has previously engaged in discussions with.

(b) From the date hereof until the earlier of (i) the consummation of the Transactions or (ii) the termination of this Agreement, the Company shall not, directly or indirectly, (A) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (B) furnish any non-public information regarding the Company to any Person or group (other than a Party to this Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (C) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (D) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (E) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (F) release any third Person from, or waive any provision of, any confidentiality agreement to which the Company is a party.

(c) From the date hereof until the earlier of (i) the consummation of the Transactions or (ii) the termination of this Agreement, Parent shall not, directly or indirectly, (A) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (B) furnish any non-public information regarding Parent to any Person or group (other than a Party to this Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (C) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (D) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (E) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (F) release any third Person from, or waive any provision of, any confidentiality agreement to which Parent is a party.

(d) Either Party shall notify the other Party as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party specifying in the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information.  The Parties agree that a response to any proposal received as contemplated in this Section 6.5(d) must contemplate an acquisition or merger of both Parent and the Company.

6.6. Access.  From the date hereof until the earlier of the Closing or termination of this Agreement, each of the Company and Parent shall permit representatives of the other Parties upon 24 hours prior notice to have reasonable access during normal business hours to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such Party.

6.7. Preservation of Business.  From the date hereof until the earlier of the Closing or termination of this Agreement, each of the Company and Parent shall, and shall cause their respective subsidiaries to, except as otherwise permitted by the terms of this Agreement, use commercially reasonable efforts to operate only in the ordinary course of business consistent with its respective past practices and shall use reasonable commercial efforts to preserve intact its respective business organization.  However, from the date hereof until the earlier of the Closing or termination of this Agreement, the Company may not incur any indebtedness or liabilities outside of its ordinary course of business consistent with past practices without the written consent of Parent.

6.8. Transfer Restrictions.

(a) The Company and the Shareholders realize that the Shares are not registered under the Securities Act, or any foreign or state securities Laws.  The Company agrees that the Shares may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of Parent’s counsel.  The Company understands that the Shares can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom.  The Company understands that to Transfer the Shares may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

(b) To enable Parent to enforce the transfer restrictions contained in Section 6.8(a), the Company hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Parent Common Stock with respect to the Shares, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW.  THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY AND ITS COUNSEL.”

6.9. Current Report.  Parent shall file a Current Report on Form 8-K with the SEC on the Closing Date containing information about the Merger and pro forma financial statements of Parent and the Company as required by Regulation S-K under the Securities Act (the “8-K Report”).

6.10. Debt Pay-off and Promissory Notes.  Simultaneous with the Closing, Parent shall pay off the liabilities described on Schedule 6.10, which such Schedule 6.10 shall be updated by the Company and provided to Parent no later than two Business Days prior to the Closing Date, through (a) a cash payment of $10,000,000 (the “Cash Pay-off”) and (b) promissory notes issued by Parent to the Persons set forth on Schedule 6.10 in the amounts opposite the names of such Persons (the “Promissory Notes”); provided, however, the aggregate principal amount of the Promissory Notes shall equal $15,000,000.  The Promissory Notes will mature 90 days following the Closing and will bear interest at the rate of 10% per annum during such 90 days with the interest increasing to 18% per annum retroactively to the Closing and continuing until paid in full if the Promissory Notes are not paid in full within 90 days of the Closing.  In the event the  Promissory Notes are not paid in full by the 100th day following the Closing, the Promissory Notes will contain a late payment penalty equal to 12,500 shares of the Parent Common Stock per calendar day following such 100th day until the Promissory Notes are paid in full, subject to a maximum of 500,000 shares, which Parent shall covenant and agree to immediately issue on the 101st day following the Closing.  For the avoidance of doubt, such late payment penalty shall be in addition to the increased interest rate described above and shall not relieve Parent from its payment obligations under the Promissory Notes.

6.11. Assignment of Additional Debt.  To the extent that the liabilities described on Schedule 6.10 are more than $25,000,000, the Company shall enter into an Assignment and Assumption Agreement with the Shareholders to assign the Shareholders such excess liability over $25,000,000 (the “Assignment and Assumption Agreement”).

6.12. Supplements to Disclosure Schedules; Exhibits.

(a) The Company and Parent will deliver each of their respective Disclosure Schedules to the other Party within two (2) Business Days of the signing of this Agreement.  Each Party will then have three (3) Business Days to review the other Party’s Disclosure Schedules (the “Review Period”).  Notwithstanding Section 8.3 and Section 8.4 hereof, either party can terminate this Agreement during the Review Period by delivering written notice to the other Party.  The Company and Parent may each deliver to the other Party, by no later than five (5) Business Days prior to the Closing Date, and then again, if necessary, no later than 5:00 p.m. (Eastern time) one (1) day prior to the Closing Date, a supplement to the Disclosure Schedules (each, a “Disclosure Schedule Supplement”), which supplements, amends, modifies or adds to the Disclosure Schedules which each Party has delivered pursuant to this Agreement for any reason, including with respect to any matter that was omitted from the Disclosure Schedules or was first existing or occurring after the date of this Agreement which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate by the omission thereof.  No Disclosure Schedule Supplement shall be evidence, in and of itself, that representations and warranties in the corresponding Section identified therein are no longer true and correct in all material respects.  It is specifically agreed that the Disclosure Schedules may be amended to add immaterial, as well as material, items thereto.  No information set forth in a Disclosure Schedule Supplement shall be deemed to cure any breach which would have otherwise existed if the Company or Parent had not delivered such Disclosure Schedule Supplement to each other, for purposes of determining satisfaction of the conditions set forth in Article V, provided that if such information has not had or reasonably could be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, such Disclosure Schedule Supplement shall be accepted and approved by the other Party without any further action, including for purposes of determining satisfaction of the conditions set forth in Article V.  If, however, the Closing occurs, the Disclosure Schedule Supplements will be effective to cure and correct for all purposes any breach of any representation, warranty, agreement or covenant which would have otherwise existed if the Company or Parent had not delivered the Disclosure Schedule Supplements to each other to the extent the information therein cures and corrects such breach, and all references to the Disclosure Schedule shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedule as supplemented, amended, modified or added to by the Disclosure Schedule Supplements.

(b) The Parties acknowledge that the exhibits to this Agreement are not complete at the time of signing this Agreement but agree that such fact shall not affect the validity and effectiveness of this Agreement and none of the Parties shall bring such a claim questioning the validity and effectiveness of this Agreement based on such fact.  The Parties hereby agree to work in good faith to complete each of the exhibits contemplated herein as soon as reasonably practicable following the date hereof, and upon such completion of each exhibit, each such exhibit shall be attached to this Agreement with the same effect as if it was attached as of the date hereof.

6.13. FIN Employees.  As of the Closing Date, Parent shall continue the employment of all individuals then providing services to the Company (the “Employees”) at levels of compensation, seniority, and benefits (including health and welfare, fringe and retirement benefits) in effect immediately prior to the Closing Date.  For a period of at least six months following the Closing Date, Parent shall continue to maintain the Company Benefit Plans for the benefit of the Employees on terms at least as favorable as in effect immediately prior to the Closing Date.  In the event Parent terminates the Company Benefit Plans within six months following the Closing Date in favor of new benefit plans that are on terms at least as favorable as in effect immediately prior to the Closing Date, Parent shall take the following actions, to the extent permitted by applicable Law, with respect to any Employees: (i) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any health plan maintained for the benefit of Employees, (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the date hereof in satisfying any applicable deductible or out-of-pocket requirements under such health plans, (iii) recognize the existing levels of Employee service and seniority for benefit plan purposes (including but not limited to paid time off, vacation, sick, extended illness and holiday time), and (iv) provide each Employee with credit for eligibility, vesting and benefit accrual purposes under all compensation and benefit plans and policies of Parent, for service with the Company and its affiliates prior to the Closing Date.

6.14. Tax Matters.

(a) It is intended by the Parties hereto that the Merger constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.  No Party shall take any action, or fail to take any action, which is inconsistent with such intent and the requirements for the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and each Party’s books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed, in a manner consistent with the Merger being qualified as a reorganization under Section 368(a)(1)(A) of the Code.

(b) The Representative, on behalf of the Shareholders, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and the Company Subsidiary for all taxable periods ending on or before the Closing Date.

(c) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

6.15. Indemnification of Directors and Officers.

(a) For a period of six (6) years after the Closing, Parent shall not, and shall not permit the Surviving Entity or any of its subsidiaries to, amend, repeal or modify any provision in the Surviving Entity’s or any of its subsidiaries’ certificate or articles of incorporation, by-laws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any persons who at any time prior to or at the Effective Time are or were officers or directors (or their equivalent) of the Company or the Company Subsidiary (each, a “D&O Indemnified Person”) with respect to matters existing or occurring at or prior to the Effective Time (unless and to the extent required by Law), it being the intent of the parties that all such officers and directors of the Company and the Company Subsidiary shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such person’s right thereto without the prior written consent of that person.

(b) In addition to the other rights provided for in this Section 6.15 and not in limitation thereof, from and after the Closing, the Surviving Entity shall, and shall cause each of its subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and exculpate and release from any liability to the Surviving Entity or any of its subsidiaries) the D&O Indemnified Persons against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such person is or was a director or officer of the Company or the Company Subsidiary and arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor; provided, however, that the person to whom D&O Expenses are to be advanced provides an unsecured undertaking to repay such advances to the extent it is ultimately and finally determined by a court of competent jurisdiction that such person is not entitled to indemnification.  Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied.  For the purposes of this Section 6.15(b), “D&O Expenses” shall mean attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses).

(c) Parent shall cause the Surviving Entity as of or immediately following the Effective Time to obtain and fully pay for, at Parent’s expense, “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit ratings as the Company Subsidiary’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company Subsidiary’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company Subsidiary’s existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), and Parent shall cause the Surviving Entity to maintain such D&O Insurance in full force and effect for its full term.  If the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect the Company Subsidiary’s existing D&O Insurance in place as of the date of this Agreement, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time, for the persons who are covered by the Company Subsidiary’s D&O Insurance in place as of the date of this Agreement, with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company Subsidiary’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company Subsidiary’s current insurance carrier with respect to the Company Subsidiary’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company Subsidiary’s existing policies as of the date of this Agreement.

(d) In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any other entity or person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Parent or the Surviving Entity, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees shall succeed to (or expressly assume) the obligations set forth in this Section 6.15.

(e) Notwithstanding anything in this Agreement to the contrary, the rights and benefits of the D&O Indemnified Persons under this Section 6.15 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person.  The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 6.15(a), his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.15, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.16. Audited Financial Statements.  Parent shall have received from the Company, within 45 days of the Closing Date, the Company Subsidiary’s audited financial statements for the fiscal year ended December 31, 2013, and the information reasonably needed by Parent to prepare pro forma financial statements as of the day prior to the Closing Date in form and content required to be included in the 8-K Report (the “Audited Financials”).

6.17. Lockups.  The Shareholders will agree to enter into any customary lock-up agreements (on prevailing market terms generally not exceeding 180 days) as requested by an underwriter in good faith in conjunction with any public offering contemplated by Parent (a “Lock-up Agreement”).  The Shareholders will not be asked to enter into a Lock-up Agreement (a) unless the officers and directors (and their respective Affiliates) of Parent are entering into a Lock-up Agreement on terms at least as restrictive as such Lock-up Agreement for the Shareholders and (b) in the event at any time the Shareholders hold less than 5% in the aggregate of the outstanding shares of capital stock of Parent.

ARTICLE VII

INDEMNIFICATION

7.1. Indemnification.

(a) Indemnification by the Shareholders.  Subject to the limitations and other terms and conditions set forth in this Article VII, from and after the Closing, the Shareholders agree to indemnify, defend and hold Parent, Merger Sub and their Affiliates (including, after the Closing, the Company) and their respective officers, directors, managers, members, stockholders, employees, agents and representatives (the “Parent Indemnified Persons”) harmless from and in respect of Losses that they may incur or suffer arising out or by reason of, in connection with or due to: (i) any breach of any representation or warranty of the Company contained in this Agreement; or (ii) any breach of any covenant of the Company contained in this Agreement; provided, that the determination of the amount of Losses resulting from a breach of any representation, warranty or covenant of the Company that is qualified as to materiality or by “Material Adverse Effect”, but not the determination of whether a breach of any representation, warranty or covenant has occurred, shall be made without regard to such qualifications.

(b) Indemnification by Parent and Surviving Entity.  Subject to the limitations and other terms and conditions set forth in this Article VII, from and after the Closing, Parent and the Surviving Entity agree to indemnify, defend and hold the Shareholders, and their respective agents and representatives (the “Company Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur or be suffered arising out of or by reason of or in connection with or due to: (i) any breach of any representation or warranty of Parent and Merger Sub set forth in this Agreement; or (ii) the failure to perform any of the covenants of Parent, Merger Sub or the Surviving Entity set forth in this Agreement; provided, that the determination of the amount of Losses resulting from a breach of any representation, warranty or covenant of Parent, Merger Sub or the Surviving Entity that is qualified as to materiality or by “Material Adverse Effect”, but not the determination of whether a breach of any representation, warranty or covenant has occurred, shall be made without regard to such qualifications.  Any payments to the Shareholders through the Representative hereunder shall be made in proportion to their ownership of the Company Stock prior to the Closing as set forth on Schedule 3.3(a).

(c) Several Liability.  All indemnification obligations of the Shareholders contemplated by Section 7.1(a) shall be several, and not joint, in proportion to their ownership of the Company Stock prior to the Closing as set forth on Schedule 3.3(a), subject to the Basket, the Cap and the other limitations provided herein.

(d) Certain Limitations.  Anything in this Article VII to the contrary notwithstanding:

(i) neither the Parent Indemnified Persons, on the one hand, nor the Company Indemnified Persons, on the other hand, shall be entitled to recover pursuant to Section 7.1(a) or Section 7.1(b), as the case may be, in respect of breaches of representations and warranties (other than the representations and warranties set forth in Sections 3.1 (Organization), 3.4 (Authority, Execution and Delivery; Enforceability), 4.1 (Organization) and 4.4 (Authority, Execution and Delivery; Enforceability) (such specified representations and warranties being herein called “Specified Representations”)) from the respective other Party hereunder for claims for any Losses unless such individual claim (or series of directly related claims) is in excess of $250,000 and until all claims for Losses under this Agreement in the aggregate exceed $2,500,000 (the “Basket”), at which point, either the Parent Indemnified Persons or the Company Indemnified Persons, as the case may be, will be obligated to indemnify the Party seeking indemnification only for Losses in excess of the Basket, subject to the other clauses of this Article VII;

(ii) the Parent Indemnified Persons shall not be entitled to recover from the Shareholders for Losses related to breaches of representations, warranties and covenants of the Company contained in this Agreement in an aggregate amount in excess of $2,500,000 (the “Cap”) and for the avoidance of doubt, the maximum liability of each Shareholder under this Agreement shall be equal to such Shareholder’s pro rata portion of the Cap based in proportion to such Shareholder’s ownership of the Company Stock prior to the Closing as set forth on Schedule 3.3(a);

(iii) the Company Indemnified Persons shall not be entitled to recover from Parent or the Surviving Entity for Losses related to breaches of representations and warranties of Parent or Merger Sub contained in this Agreement in an aggregate amount in excess of the Cap;

(iv) none of the foregoing limitations on indemnification in clauses (i), (ii) and (iii) of this Section 7.1(d) shall apply to a breach of any Specified Representation or to any claim based on actual fraud or to any covenants to be performed by Parent or the Surviving Entity at the Closing or following the Closing.  For purposes of clarity, the commission of actual fraud by a Shareholder shall not affect the application of the limitations set forth in this Article VII to any other Shareholder that has not also committed actual fraud with respect to the claim in question; and

(v) the Parent Indemnified Persons’ right to indemnification pursuant to Section 7.1(a) on account of any Losses shall be reduced by receipt of tax benefits and applicable payment and recovery under insurance policies and third party indemnity, warranty and reimbursement arrangements and contracts (net of the reasonable expenses of recovery thereof, any retroactive insurance premium adjustment on account of such Losses and the present value of any increases in insurance premiums for the subsequent year on account of such Losses).  No Parent Indemnified Person shall have the right to assert any claims, nor shall be entitled to indemnification, with respect to any Losses that would have been covered by an insurance policy or third party indemnity, warranty or reimbursement arrangement and contract  had Parent maintained for its benefit and the benefit of its subsidiaries the same rights or coverage following the Closing that were in effect for the Company and the Company Subsidiary immediately prior to the Closing.

(e) Survival.  The representations and warranties of the Parties shall survive until and shall expire twelve (12) months following the Closing Date; provided, that the Specified Representations shall survive for the applicable statute of limitations.  None of foregoing limitations on survival shall apply in the case of actual fraud.  The covenants of the Parties contained in this Agreement will survive the Closing for the period contemplated by such covenant, or, if none is specified, for a period of one (1) year; provided however, all covenants that are to be performed prior to the Closing shall expire as of the Closing and no claims based on such pre-Closing covenants may be brought after the Closing.  No Party shall make any claim for indemnification after the applicable expiration date.  Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.1(e) with respect to any claim, if notice of such claim shall have been given to the Party against whom such indemnity may be sought prior the time such representation, warranty, covenant or agreement would otherwise expire until it is settled or resolved pursuant to this Agreement.

(f) Third Party Claims.  The following shall apply:

(i) If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 7.1(a) or Section 7.1(b) (a “Covered Proceeding”) with a third party (a “Third Party Claim”), the party or parties seeking indemnification (the “Indemnified Party”) shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly after receiving knowledge thereof; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder.  With respect to a Third Party Claim, such notice shall include copies of any summons, complaints or other pleadings which may have been served on the Indemnified Party and any written claim, demand, invoice, billing or other document evidencing the same.  In case a Third Party Claim shall be brought against any Indemnified Party and after such Indemnified Party has notified the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled (but in no event shall be obligated) to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably approved by the Indemnified Party after notice from the Indemnifying Party to the Indemnified Party.  The Indemnifying Party and the Indemnified Party agree to keep each other reasonably informed and cooperate in good faith with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability.

(ii) Except as otherwise provided herein, the Indemnifying Party shall have the right to assume the defense of a Third Party Claim.  If the Indemnifying Party has the right to assume the defense of a Third Party Claim and shall do so, the Indemnified Party shall have the right to participate at its own expense in (but not control) the defense of such Third Party Claim.  If the Indemnifying Party does not assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, or does not have the right to assume the defense of such Third Party Claim, or has the right to assume the defense but fails to do so, the Indemnified Party shall (until the Indemnifying Party assumes the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party and has the right, and does, assume the defense of such Third Party Claim) have the right to undertake the defense of such Third Party Claim.  In no event will the Indemnified Party or the Indemnifying Party have the right to consent to the entry of judgment or enter into any settlement with respect to such claim without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), unless as to a settlement by the Indemnifying Party only, (A) the terms of such settlement require no more than the payment of money (for example, such settlement does not require Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (B) the full amount of such monetary settlement is fully paid by the Indemnifying Party, and (C) the Indemnified Party receives as part of such settlement a legally binding and enforceable unconditional satisfaction and release of all claimed liabilities or obligations in form and substance reasonably satisfactory to the Indemnified Party.

(iii) Notwithstanding any provision of this Agreement to the contrary, none of the Shareholders shall be entitled to assume or direct the defense or settlement of any Covered Proceeding if the Shareholders are the Indemnifying Parties and the aggregate amount of Losses which will or could reasonably result from such Covered Proceedings, together with the maximum aggregate amount which could reasonably result from all other unresolved Covered Proceedings for which Shareholders are liable hereunder, exceeds an amount equal to 200% of the Cap (or, if the Third Party Claim relates to matters to which the Cap does not apply, 125% of the Purchase Price), after deducting all other Losses for which any of the Indemnifying Parties has, has had or could reasonably be anticipated to indemnify the Parent Indemnified Persons by reason of this Article VII, whether in respect of such Covered Proceeding and/or the events or circumstances giving rise thereto and/or in respect of all other claims and/or indemnification obligations.  In such event, but subject to the limitations contained in this Article VII, (a) Parent shall be entitled to control the defense of any such Covered Proceeding, and (b) the Indemnifying Party shall be liable for all Losses in connection thereunder.

(iv) For all purposes under this Article VII, Parent and the Representative shall cooperate with and make available to the other Party and its respective Representatives all information, records and data, and shall permit reasonable access to its facilities and personnel subject to Law and any applicable privilege, including the attorney-client and work product privileges, as may be reasonably requested in connection with the resolution of such disputes.

(g) Other Claims.  If a Covered Proceeding occurs that does not involve a Third-Party Claim, the Indemnified Party shall, as promptly as practicable upon obtaining knowledge of such claim, deliver to the Indemnifying Party written notice thereof; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder.  Such notice shall describe the nature of the claim and shall indicate the amount of Losses (estimated, to the extent that Losses in respect of such claim are reasonably capable of being estimated); provided, however, that the failure to estimate Losses (or the inaccuracy thereof) shall not affect the validity of such notice or the amount of Losses to which the Indemnified Party is entitled.  The Indemnifying Party shall respond to the Indemnified Party within thirty (30) days after the date that such notice was sent to the Indemnifying Party, stating whether the Indemnifying Party disputes the claim described in the such notice and the basis of such dispute.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to negotiate in good faith a resolution of such dispute.

(h) Additional Restrictions.

(i) Parent and the Representative acknowledge and agree that, from and after the Closing Date, their sole and exclusive remedies with respect to any and all claims relating to any breach of or inaccuracy in any representation, warranty, covenant, agreement or undertaking contained in this Agreement shall be the indemnification remedies provided for in this Article VII; provided, however, that nothing contained in this Section 7.1(h) is intended to waive any claims for actual fraud.

(ii) If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by any Shareholder of any amount otherwise required to be paid as indemnification pursuant hereto, Parent shall repay, promptly after such determination, any amount that any Shareholder would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(iii) Neither Parent nor any Affiliate thereof shall solicit claims from Governmental Entities, suppliers, customers or other third Persons having business relationships with the Company, whether prior to or after the Closing, for the purpose of creating claims for indemnification for which any Shareholder would be responsible under this Agreement.

(iv) Each Party agrees to take all reasonable steps to mitigate its respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder (including taking steps to prevent any contingent liability from becoming an actual liability), and Parent and the Surviving Entity agree to pursue all claims and recoveries under applicable insurance policies and third party indemnity, warranty and reimbursement arrangements and contracts.

(v) Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article VII, such Indemnified Party shall be subrogated, to the extent of such payment, to any rights which it may have against any third parties with respect to the subject matter underlying such indemnification claim and shall assign any such rights to Indemnifying Party.

(i) Purchase Price Adjustment.  The Parties hereby agree that any payment made pursuant to this Article VII shall result in a corresponding adjustment to the Merger Consideration.

(j) Direct Obligations.  The Parties hereby agree that the indemnification obligations contained in this Agreement are direct obligations and nothing in this Agreement shall create a surety relationship.

ARTICLE VIII

MISCELLANEOUS

8.1. Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the person or entity for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), or if sent by electronic mail, provided that the electronic mail is promptly followed by a confirmation copy delivery by registered or certified mail or by a national courier service, to the person or entity at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person or entity:

If to the Company prior to Closing or to the Representative after the Closing, to:

Elliot B. Maisel
3378 Moffett Rd.
Mobile, AL 36607
Email: EMaisel@GulfDistributing.com

With copy (which shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
Attn: Miranda K. Kelley
Email: Miranda.kelley@wallerlaw.com

If to Parent or to Merger Sub, to:

Victory Electronic Cigarettes Corporation
11335 Apple Drive
Nunica, Michigan 49448
Attn: Brent Willis, Chief Executive Officer
Email: brent@victoryecigs.com

With a copy (which shall not constitute notice) to:

Robinson Brog Leinwand Greene Genovese & Gluck PC
875 3rd Avenue, 9th Floor
New York, New York 10022
Attn: David E. Danovitch, Esq.
Email: ded@robinsonbrog.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next business day delivery, or (iii) the Business Day received (or the immediately following Business Day, if not received on a Business Day), if sent by electronic mail, facsimile or any other permitted method.

8.2. Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

8.3. Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing; and

(ii) Subject to Section 8.4 below, each of Parent and Merger Sub, on one hand, and the Company, on the other, may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing.

(b) If any Party terminates this Agreement pursuant to Section 8.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party pursuant to Section 8.4), and the payments under Section 8.4 shall be the exclusive remedy of the Parties hereunder upon a termination of this Agreement).

8.4. Break-up Fee.

(a) If Parent or Merger Sub (i) terminates this Agreement for any reason, except in the event (A) the closing conditions set forth in Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f) and 5.2(g) have not been satisfied and cannot reasonably be expected to be satisfied, Parent and the Merger Sub have notified Company in writing of such conditions, and such conditions have continued unsatisfied for a period of twenty (20) days after such notice, or (B) the Closing has not occurred on or prior to March 31, 2014, and in each case under the foregoing (A) and (B), the closing conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(i) and 5.1(l) have been satisfied or can reasonably be expected to be satisfied at the Closing, (ii) fails within three Business Days after written notice from the Company to proceed with the Closing after the closing conditions set forth in Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f) and 5.2(g) have been satisfied or can reasonably be expected to be satisfied at the Closing or (iii) otherwise breaches its respective covenants or agreements to be complied with prior to the Closing, and Company has notified Parent of such breach, such breach has continued without cure for a period of twenty (20) days after the notice of breach and such breach results in or materially contributes to the failure of the Closing to occur, then Parent must pay the Company, immediately upon such termination or failure to close or cure such breach, as the case may be, a break-up fee of $1,500,000.

(b) If the Company (i) terminates this Agreement for any reason, except in the event (A) the closing conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(i) and 5.1(l) have not been satisfied and cannot reasonably be expected to be satisfied, the Company has notified Parent in writing of such conditions, and such conditions have continued unsatisfied for a period of twenty (20) days after such notice, or (B) the Closing has not occurred on or prior to March 3, 2014 and in each case under (A) and (B), the closing conditions set forth in Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f) and 5.2(g) have been satisfied or can reasonably be expected to be satisfied at the Closing, (ii) fails within three Business Days after written notice from Parent to proceed with the Closing after the closing conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(i) and 5.1(l) have been satisfied or can reasonably be expected to be satisfied at the Closing or (iii) otherwise breaches its covenants or agreements to be complied with prior to the Closing and Parent and the Merger Sub have notified Company of such breach, such breach has continued without cure for a period of twenty (20) days after the notice of breach and such breach results in or materially contributes to the failure of the Closing to occur, the Company shall pay Parent, immediately upon such termination or failure to close or cure such breach, as the case may be, a break-up fee of $1,500,000.

8.5. Replacement of Securities.  If any certificate or instrument evidencing any of the Merger Consideration is mutilated, lost, stolen or destroyed, Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Merger Consideration.  If a replacement certificate or instrument evidencing any Merger Consideration is requested due to a mutilation thereof, Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.6. Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.7. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8. Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.9. Entire Agreement; Third Party Beneficiaries; Representative.

(a)           This Agreement, taken together with the Parent Disclosure Schedule, the Company Disclosure Schedule, and all exhibits and annexes hereto and thereto, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies, except with respect to the rights and benefits of the Shareholders set forth herein, including their right to the Merger Consideration, and the rights and benefits of the current and former directors and officers of the Company and the Company Subsidiary as set forth in Section 6.15.

(b)           The Parties acknowledge and agree that the Representative is only entering into this Agreement as a representative of the Shareholders for administrative purposes and is not entering into this Agreement in any other capacity.  The Parties further acknowledge and agree that the Representative shall have no liability under this Agreement in his capacity as the Representative except for acts of fraud or intentional misconduct by the Representative in his capacity as such representative in accordance with the terms and conditions of this Agreement.

8.10. Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

8.11. Jurisdiction; Service of Process.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state courts sitting in the State of Alabama, County of Mobile City or the federal courts sitting in the Southern District of Alabama.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state courts sitting in the State of Alabama, County of Mobile City or the federal courts sitting in the Southern District of Alabama for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

8.12. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

VICTORY ELECTRONIC CIGARETTES CORPORATION

By:  _/s/ Brent Willis ______________
Name: Brent Willis
Title: Chief Executive Officer

 VCIG LLC

By:  _/s/ Brent Willis ________________
Name: Brent Willis
Title: Manager

FIN ELECTRONIC CIGARETTE CORPORATION, INC.

By:  _/s/ Elliot B. Maisel _______
Name: Elliot B. Maisel
Title: Chief Executive Officer

REPRESENTATIVE:

_/s/ Elliot B. Maisel _______
Elliot B. Maisel

EXHIBIT A

CERTAIN DEFINITIONS

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a) of this Agreement.

“Action” means any legal action, suit, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliates” means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, including but not limited to any members, officers, directors and majority-owned entities of that party and of its other Affiliates.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 6.11 of this Agreement.

“Audited Financials” shall have the meaning set forth in Section 6.16 of this Agreement.

“Basket” shall have the meaning set forth in Section 7.1(d)(i) of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks located in New York City are authorized or required to close.

“Cap” shall have the meaning set forth in Section 7.1(d)(ii) of this Agreement.

“Cash Pay-off” shall have the meaning set forth in Section 6.10 of this Agreement.

“Closing” shall have the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble of this Agreement.

“Company Articles of Organization” means the Articles of Organization of Company, as amended to the date of this Agreement.

“Company Balance Sheet Date” means December 31, 2013.

“Company Benefit Plans” shall have the meaning set forth in Section 3.7 of this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Article III of this Agreement.

“Company Financial Statements” has the meaning set forth in the Section 3.18(a) of this Agreement.

“Company Indemnified Persons” has the meaning set forth in the Section 7.1(b) of this Agreement.

“Company Material Adverse Effect” means an event, circumstance or change that, individually or in the aggregate with other events, circumstances or changes, has a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiary, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no event, circumstance or change if resulting from, relating to or arising from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the identity of Parent and its Affiliates, (b) Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or the Company Subsidiary, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events in general, (d) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes in Laws, affecting the Company and the Company Subsidiary or GAAP or any underlying accounting principles or the interpretation of any of the foregoing, (f) force majeure events, (g) any loss of a material employee or executive, (h) changes in the Company’s and the Company Subsidiary’s industries in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (i) any military conflict, outbreak or escalation of hostilities or war or act of foreign or domestic terrorism, (j) any action taken or omitted to be taken after the date hereof and on or prior to the Closing Date by (A) the Company or the Company Subsidiary with the prior written consent of Parent or (B) Parent, Merger Sub or any of their respective Affiliates, or (k) any action required to be taken by the Company or the Company Subsidiary pursuant to this Agreement, except, in the cases of clauses (c), (d), (e) and (h), to the extent (and solely to the extent) such changes or conditions disproportionately affect the Company or the Company Subsidiary as compared to other businesses engaged in the same industries.

“Company Organizational Documents” has the meaning set forth in the Section 3.1 of this Agreement.

“Company Stock” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Company Subsidiary” means FIN Branding Group, LLC, an Illinois limited liability company.

“Company’s Knowledge” or “Knowledge of the Company” or similar phrases mean the actual knowledge of the individuals set forth on Exhibit D hereto.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any written contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other written instrument.

“Covered Proceeding” shall have the meaning set forth in the Section 7.1(f)(i) of this Agreement.

“Delaware Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“DGCL” shall have the meaning set forth in the Recitals of this Agreement.

“Disclosure Schedule Supplement” shall have the meaning set forth in Section 6.12 of this Agreement.

“DLLCA” shall have the meaning set forth in the Recitals.

“D&O Expenses” shall mean attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges.

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 6.15(b) of this Agreement.

“D&O Indemnifying Party” shall have the meaning set forth in Section 6.15(b) of this Agreement.

“D&O Indemnified Person” shall have the meaning set forth in Section 6.15(a) of this Agreement.

“D&O Insurance” shall have the meaning set forth in Section 6.15(c) of this Agreement.

“D&O Losses” shall have the meaning set forth in Section 6.15(b) of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“Employees” shall have the meaning set forth in Section 6.13 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Indemnified Party” shall have the meaning set forth in Section 7.1(f)(i) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 7.1(f)(i) of this Agreement.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program, other than any software or program available generally through retail merchants, otherwise subject to “shrink-wrap” or “click-through” license agreements or pre-installed in computer hardware

“Law” means any statute, law, ordinance, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge or other encumbrance.

“Lock-up Agreement” shall have the meaning set forth in Section 6.17 of this Agreement.

“Losses” means any and all losses, damages, costs, diminution in value, deficiency and reasonable expenses (including reasonable fees and expenses of counsel incident to any of the foregoing, or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, in enforcing any of the obligations of the Indemnifying Party); provided that, except with respect to Losses actually awarded to a third party, Losses shall not include consequential, punitive (except in the case of actual fraud) or special damages or losses.

“Material Customer” shall have the meaning set forth in Section 3.25 of this Agreement.

“Material Supplier” shall have the meaning set forth in Section 3.25 of this Agreement.

“Merger” shall have the meaning set forth in the Preamble of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Merger Sub” shall have the meaning set forth in the Preamble of this Agreement.

“Merger Sub Organizational Documents” shall have the meaning set forth in Section 4.1 of this Agreement.

“Parent” shall have the meaning set forth in the Preamble of this Agreement.

“Parent Articles of Incorporation” means the Articles of Incorporation of Victory Electronic Cigarettes Corporation, as amended to the date of this Agreement.

“Parent Benefit Plans” shall have the meaning set forth in Section 4.7 of this Agreement.

“Parent Bylaws” means the Bylaws of Parent, as amended to the date of this Agreement.

“Parent Financial Statements” shall have the meaning set forth in Section 4.18(a) of this Agreement.

“Parent Material Adverse Effect” means an event, circumstance or change that, individually or in the aggregate with other events, circumstances or changes, has a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and Parent Subsidiaries, taken as a whole or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that no event, circumstance or change if resulting from, relating to or arising from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events in general, (b) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (c) changes in Laws, affecting Parent and Parent Subsidiaries or GAAP or any underlying accounting principles or the interpretation of any of the foregoing, (d) force majeure events, (e) any loss of a material employee or executive, (f) changes in the Parent’s and Parent Subsidiaries’ industries in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (g) any military conflict, outbreak or escalation of hostilities or war or act of foreign or domestic terrorism, (h) any action taken or omitted to be taken after the date hereof and on or prior to the Closing Date by (A) Parent with the prior written consent of the Company or (B) the Company, or (i) any action required to be taken by Parent or Merger Sub pursuant to this Agreement, except, in the cases of clauses (a), (b), (c) and (f), to the extent (and solely to the extent) such changes or conditions disproportionately affect Parent or Parent Subsidiaries as compared to other businesses engaged in the same industries.

“Parent Common Stock” means the shares of Parent’s common stock, par value $0.001.

“Parent Disclosure Schedule” shall have the meaning set forth in Article IV of this Agreement.

“Parent Indemnified Persons” shall have the meaning set forth in Section 7.1(b) of this Agreement.

“Parent’s Knowledge” or “Knowledge of the Parent” or similar phrases mean the actual knowledge of the individuals set forth on Exhibit E hereto.

“Parent Organizational Documents” shall have the meaning set forth in Section 4.1 of this Agreement.

“Parent Subsidiary” shall have the meaning set forth in Section 4.2 of this Agreement.

“Parent Stock Plan” shall have the meaning set forth in Section 4.3 of this Agreement.

“Party” has the meaning set forth in the Preamble of this Agreement.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens for sums not yet due and payable and (iii) other Liens that do not secure the payment of money and do not materially detract from the value of or materially impair the existing use of the applicable property.

“Person” means an individual or a corporation, limited liability company, partnership, trust or other entity.

“Promissory Notes” shall have the meaning set forth in Section 6.10 of this Agreement.

“Registration Rights Agreement” shall have the meaning set forth in Section 5.1(m) of this Agreement.

“Representative” shall have the meaning set forth in the Preamble of this Agreement.

“Review Period” shall have the meaning set forth in Section 6.12 of this Agreement.

“Registrable Securities” shall have the meaning set forth in Section 5.1(m) of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” means those Persons holding shares of the Company Stock.

“Shares” means the shares of Parent Common Stock being issued as part of the merger Consideration.

“Specified Representations” shall have the meaning set forth in Section 7.1(d)(i) of this Agreement.

“Surviving Entity” shall have the meaning set forth in Section 1.1 of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Third Party Claim” shall have the meaning set forth in Section 7.1(f)(i) of this Agreement.

“Transactions” means the Merger and any other transaction take in connection with the Merger.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Transfer” shall have the meaning set forth in Section 6.8(a) of this Agreement.

“TSA” shall have the meaning set forth in Section 5.1(k) of this Agreement.

“Wells Fargo” shall have the meaning set forth in Section 5.1(c) of this Agreement.